April 15, 2015
Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports First-quarter 2015 Net Income of $3.4 Billion, or $0.27 per
Diluted Share

Results Include $1.0 Billion ($0.06 per Share) in Annual Retirement-eligible Incentive Costs and $0.5 Billion ($0.03 per Share) in Charges to Revenue for Market-related Net Interest Income Adjustments

Continued Business Momentum

•	Period-end Deposit Balances Increased to Record $1.15 Trillion

•	Originated $17 Billion in First-lien Residential Mortgage Loans and Home Equity Loans

•	Issued 1.2 Million New Credit Cards With 66 Percent Going to Existing Relationship Customers

•	Merrill Edge Brokerage Assets Increased 18 Percent From Q1-14 to $118 Billion

•	Wealth Management Asset Management Fees up 10 Percent From Q1-14 to $2.1 Billion

•	Global Banking Increased Period-end Loans by $6 Billion From Q1-14 to $296 Billion

•	Bank of America Merrill Lynch Firmwide Investment Banking Fees at $1.5 Billion, With Highest Advisory Fees Since the Merrill Lynch Merger

Continued Progress on Expense Management; Credit Quality Remains Strong

•	Reduced Noninterest Expense Excluding Litigation and Annual Retirement-eligible Incentive Costs by 6 Percent From Q1-14 to $14.3 Billion(A)

•	Number of 60+ Days Delinquent First Mortgage Loans Serviced by Legacy Assets and Servicing Down 45 Percent From Q1-14 to 153,000 Loans

•	Credit Quality Improved With Adjusted Net Charge-offs Down 28 Percent From Q1-14(B)
Record Capital and Liquidity Levels

•	Estimated Common Equity Tier 1 Ratio Under Basel 3 (Standardized Approach, Fully Phased-in) 10.3 Percent; Advanced Approaches 10.1 Percent(C)

•	Estimated Supplementary Leverage Ratios Above 2018 Required Minimums, With Bank Holding Company at 6.3 Percent and Primary Bank at 7.1 Percent(D)

•	Record Global Excess Liquidity Sources of $478 Billion, up $51 Billion From Q1-14; Time-to-required Funding at 37 Months

•	Consolidated Liquidity Coverage Ratio Exceeds 2017 Requirements(E)

•	Tangible Book Value per Share Increased 7 Percent From Q1-14 to $14.79 per Share(F)

•	Book Value per Share Increased 4 Percent From Q1-14 to $21.66 per Share

CHARLOTTE — Bank of America Corporation today reported net income of $3.4 billion, or $0.27 per diluted share, for the first quarter of 2015, compared to a loss of $276 million, or $0.05 per share, in the year-ago period.

Revenue, net of interest expense, on an FTE basis, declined $1.3 billion from the first quarter of 2014 to $21.4 billion(G). Nearly $1 billion of this decline was related to a $757 million reduction in equity investment income as the prior year included a gain on sale of a portion of an equity investment, and $211 million was related to additional market-related adjustments on the company's debt securities portfolio due to the impact of lower long-term interest rates. Excluding these two items, as well as net debit valuation adjustments (DVA) in both periods, revenue decreased 1 percent to $21.9 billion in the first quarter of 2015 from $22.1 billion in the year-ago quarter(H).

“Continuing the trend from last quarter, we saw core loan and deposit growth, higher mortgage originations, and increased wealth management client balances," said Chief Executive Officer Brian Moynihan. “We retained a top position in investment banking as our team generated the highest advisory fees since the Merrill Lynch merger. We see continued encouraging signs in customer and client activity, with consumer spending increasing and utilization of credit by our commercial customers rising. This should bode well for the near-term economic outlook.

“At a time of continued low interest rates, we had good expense control as we focus on responsible growth with a balanced platform to create long-term value for customers and shareholders.”

"We continued to strengthen an already strong and liquid balance sheet this quarter," said Chief Financial Officer Bruce Thompson. "We improved our liquidity, accreted capital and tightly managed expenses in a challenging interest rate environment. Meanwhile, credit quality remained strong, reflecting both the economic environment and our risk underwriting."

Selected Financial Highlights

	Three Months Ended
(Dollars in millions, except per share data)	March 31 2015	December 31 2014	March 31 2014
Net interest income, FTE basis[1]	$9,670	$9,865	$10,286
Noninterest income	11,751	9,090	12,481
Total revenue, net of interest expense, FTE basis[1]	21,421	18,955	22,767
Total revenue, net of interest expense, FTE basis, excluding net DVA/FVA[1,2]	21,402	19,581	22,655
Provision for credit losses	765	219	1,009
Noninterest expense[3]	15,695	14,196	22,238
Net income (loss)	$3,357	$3,050	$(276)
Diluted earnings (loss) per common share	$0.27	$0.25	$(0.05)

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliations to GAAP financial measures, refer to pages 21-23 of this press release. Net interest income on a GAAP basis was $9.5 billion, $9.6 billion and $10.1 billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Total revenue, net of interest expense, on a GAAP basis was $21.2 billion, $18.7 billion and $22.6 billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

[2]
Represents a non-GAAP financial measure. Net DVA gains were $19 million and $112 million for the three months ended March 31, 2015 and March 31, 2014, respectively, and net DVA/FVA losses were $626 million for the three months ended December 31, 2014.

[3]	Noninterest expense includes litigation expense of $370 million, $393 million and $6.0 billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

Net interest income, on an FTE basis, was $9.7 billion in the first quarter of 2015, down $616 million from the year-ago quarter. The decline was driven by the market-related adjustments mentioned above and lower loan balances and yields. These were partially offset by reductions in funding yields, lower long-term debt balances and commercial loan growth. Excluding the impact of market-related adjustments, net interest income was $10.2 billion in the first quarter of 2015, compared to $10.4 billion in the prior quarter and $10.6 billion in the year-ago quarter(G).

Noninterest income was down 6 percent from the year-ago quarter to $11.8 billion.
Excluding net DVA and equity investment income in both periods, noninterest income was up 1 percent from the year-ago quarter, driven by higher mortgage banking income and higher investment and brokerage services income, partially offset by lower sales and trading results and lower gains on sales of debt securities(H).

The provision for credit losses declined $244 million from the first quarter of 2014 to $765 million. Adjusted for the impact of the U.S. Department of Justice (DoJ) settlement previously reserved for, and recoveries from nonperforming loan sales, net charge-offs declined $384 million, or 28 percent, from the first quarter of 2014 to $1.0 billion with the net charge-off ratio falling to 0.47 percent in the first quarter of 2015 from 0.62 percent in the year-ago quarter(B). The decline in net charge-offs was driven by an improvement in portfolio trends, including increased home prices. In the first quarter of 2015, the reserve release was $429 million, compared to a reserve release of $379 million in the first quarter of 2014.

Noninterest expense was $15.7 billion in the first quarter of 2015, compared to $22.2 billion in the year-ago quarter. The decline was driven by lower litigation expense, continued progress on Legacy Assets and Servicing (LAS) cost initiatives, and cost savings from Project New BAC, which was completed in the third quarter of 2014. Excluding litigation expense of $370 million in the first quarter of 2015 and $6.0 billion in the year-ago quarter, noninterest expense decreased 6 percent from the year-ago quarter to $15.3 billion, reflecting continued progress to realize cost savings and improve efficiency(A). The first quarter of 2015 and 2014 also included approximately $1.0 billion of annual retirement-eligible incentive costs.

The effective tax rate for the first quarter of 2015 was 29.2 percent, primarily driven by recurring tax preference items.

Business Segment Results
Effective January 1, 2015, to align the segments with how the company manages its businesses in 2015, Bank of America changed the basis of segment presentation. The Home Loans subsegment within Consumer Real Estate Services was moved to Consumer Banking, and Legacy Assets and Servicing became a separate segment. A portion of the Business Banking business, based on the size of the client relationship, was moved from Consumer Banking to Global Banking. Also, the company's merchant processing joint venture moved from Consumer Banking to All Other. Prior periods have been restated to conform to the new segment alignment.

The company reports results through five business segments: Consumer Banking, Global Wealth and Investment Management (GWIM), Global Banking, Global Markets and Legacy Assets and Servicing (LAS), with the remaining operations recorded in All Other.
Consumer Banking

	Three Months Ended
(Dollars in millions)	March 31 2015	December 31 2014	March 31 2014
Total revenue, net of interest expense, FTE basis	$7,450	$7,759	$7,651
Provision for credit losses	716	653	809
Noninterest expense	4,389	4,409	4,495
Net income	$1,475	$1,661	$1,468
Return on average allocated capital[1]	21%	22%	20%
Average loans	$199,581	$199,215	$196,425
Average deposits	531,365	517,580	504,849
At period-end
Brokerage assets	$118,492	$113,763	$100,206

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 21-23 of this press release.

Business Highlights

•	Average deposit balances increased $26.5 billion, or 5 percent, from the year-ago quarter to $531.4 billion.

•	Client brokerage assets increased $18.3 billion, or 18 percent, from the year-ago quarter to $118.5 billion, driven primarily by new client accounts, strong account flows as well as market valuations.

•
Credit card issuance remained strong. The company issued 1.2 million new credit cards in the first quarter of 2015, up 13 percent from the 1.0 million cards issued in the year-ago quarter. Approximately 66 percent of these cards went to existing relationship customers during the first quarter of 2015.

•
The number of mobile banking customers increased 13 percent from the year-ago quarter to 16.9 million users, and 13 percent of deposit transactions by consumers were done through mobile banking compared to 10 percent in the year-ago quarter.

•
The company originated $13.7 billion in first-lien residential mortgage loans and $3.2 billion in home equity loans in the first quarter of 2015, compared to $11.6 billion and $3.4 billion, respectively, in the fourth quarter of 2014, and $8.9 billion and $2.0 billion, respectively, in the year-ago quarter.

Financial Overview

Consumer Banking reported net income of $1.5 billion, up slightly from the year-ago quarter, as reductions in noninterest expense and provision for credit losses were partially offset by a decline in net interest income.

Revenue was down 3 percent from the first quarter of 2014 to $7.5 billion, reflecting lower net interest income from the allocation of the company's market-related adjustments to net interest income, as well as lower card yields and card loan balances. Noninterest income of $2.6 billion remained stable as higher mortgage banking income and higher card income offset a portfolio divestiture gain in the year-ago quarter.

Provision for credit losses decreased $93 million from the year-ago quarter to $716 million in the first quarter of 2015, primarily as a result of continued improvement in credit quality within the credit card portfolio, partially offset by a slower pace of credit quality improvement within the home loans portfolio.

Noninterest expense was $4.4 billion, down from the year-ago quarter as the company continued to optimize its delivery network. Driven by the continued growth in mobile banking and other self-service customer touchpoints, the company continued to refine its retail footprint and has closed or divested 287 locations and added 27 locations since the first quarter of 2014, resulting in a total of 4,835 financial centers at the end of the first quarter of 2015.

Return on average allocated capital was 21 percent in the first quarter of 2015, compared to 20 percent in the first quarter of 2014.

Global Wealth and Investment Management (GWIM)

	Three Months Ended
(Dollars in millions)	March 31 2015	December 31 2014	March 31 2014
Total revenue, net of interest expense, FTE basis	$4,517	$4,602	$4,547
Provision for credit losses	23	14	23
Noninterest expense	3,459	3,440	3,359
Net income	$651	$706	$729
Return on average allocated capital[1]	22%	23%	25%
Average loans and leases	$126,129	$123,544	$115,945
Average deposits	243,561	238,835	242,792
At period-end (dollars in billions)
Assets under management	$917	$903	$842
Total client balances[2]	2,510	2,498	2,396

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 21-23 of this press release.

[2]	Total client balances are defined as assets under management, client brokerage assets, assets in custody, client deposits and loans (including margin receivables).

Business Highlights

•	Total client balances increased 5 percent from the year-ago quarter to more than $2.5 trillion, driven by higher market levels and net inflows.

•	First-quarter 2015 long-term assets under management (AUM) flows of $14.7 billion were the 23rd consecutive quarter of positive flows.

•	The company reported asset management fees of $2.1 billion, up 10 percent from the year-ago quarter.

•
The number of wealth advisors increased from the year-ago quarter by 1,027 advisors, including an additional 394 advisors in Consumer Banking, to 17,508; first-quarter 2015 attrition levels continued at historic lows.

•	Average loan balances increased 9 percent from the year-ago quarter.

Financial Overview

Global Wealth and Investment Management reported net income of $651 million, compared to $729 million in the first quarter of 2014. Revenue was stable at $4.5 billion, as a 10 percent increase in asset management fees and higher net interest income from loan growth was offset by the allocation of the company's market-related adjustments to net interest income, and lower transactional revenue.

Noninterest expense increased 3 percent to $3.5 billion, due to an increase in personnel costs driven by higher revenue-related incentive compensation and investment in client-facing professionals.

Return on average allocated capital was 22 percent in the first quarter of 2015, down from 25 percent in the year-ago quarter.

Global Banking

	Three Months Ended
(Dollars in millions)	March 31 2015	December 31 2014	March 31 2014
Total revenue, net of interest expense, FTE basis	$4,289	$4,332	$4,535
Provision for credit losses	96	(31)	281
Noninterest expense	2,022	2,002	2,190
Net income	$1,365	$1,511	$1,291
Return on average allocated capital[1]	16%	18%	16%
Average loans and leases	$289,524	$287,017	$287,920
Average deposits	289,935	296,205	285,594

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 21-23 of this press release.

Business Highlights

•
Bank of America Merrill Lynch generated firmwide investment banking fees of $1.5 billion, excluding self-led deals, in the first quarter of 2015 with the highest quarterly advisory fees since the Merrill Lynch merger.

•
Bank of America Merrill Lynch ranked among the top three financial institutions globally in leveraged loans, mortgage-backed securities, asset-backed securities, convertible debt, investment grade corporate debt and syndicated loans during the first quarter of 2015(I).

•
Ending loan and lease balances were $295.7 billion in the first quarter of 2015, up $6.7 billion, or 2 percent, from the prior quarter and $6.0 billion, or 2 percent, from the year-ago quarter. The middle-market utilization rate ended the first quarter of 2015 at the highest level in six years.

Financial Overview

Global Banking reported net income of $1.4 billion in the first quarter of 2015, up $74 million, or 6 percent, from the year-ago quarter, driven by a decline in noninterest expense and a reduction in the provision for credit losses, partly offset by lower net interest income. The net interest income decline reflects the company's allocation of negative market-related adjustments, the push out of the company's costs for Liquidity Coverage Ratio requirements and loan spread compression.

The provision for credit losses decreased $185 million from the year-ago quarter to $96 million in the first quarter of 2015, driven by lower reserve build. Noninterest expense decreased $168 million, or 8 percent, from the year-ago quarter to $2.0 billion, reflecting lower technology initiative costs, lower litigation expense and lower incentive compensation expense.

Return on average allocated capital was 16 percent in both the first quarter of 2015 and the first quarter of 2014.

Global Markets

	Three Months Ended
(Dollars in millions)	March 31 2015	December 31 2014	March 31 2014
Total revenue, net of interest expense, FTE basis	$4,603	$2,370	$5,017
Total revenue, net of interest expense, FTE basis, excluding net DVA/FVA[1]	4,584	2,996	4,905
Provision for credit losses	21	26	19
Noninterest expense	3,120	2,500	3,075
Net income (loss)	$945	$(72)	$1,313
Return on average allocated capital[2]	11%	n/m	16%
Total average assets	$598,503	$611,713	$601,427

[1]
Represents a non-GAAP financial measure. Net DVA gains were $19 million and $112 million for the three months ended March 31, 2015 and 2014, respectively and net DVA/FVA losses were $626 million for the three months ended December 31, 2014.

[2]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 21-23 of this press release.

Business Highlights

•
Fixed Income, Currencies and Commodities (FICC) recorded the highest foreign exchange sales and trading revenue since the Merrill Lynch merger, doubling from the first quarter of 2014, as increased FX volatility led to higher client flows and revenues.

•	Equities sales and trading revenue, excluding net DVA, of $1.2 billion was steady from the year-ago quarter(J).

Financial Overview

Global Markets reported net income of $945 million in the first quarter of 2015, compared to $1.3 billion in the year-ago quarter, reflecting lower FICC sales and trading revenue, and higher litigation expense.

Revenue decreased $414 million, or 8 percent, from the year-ago quarter to $4.6 billion. Excluding net DVA, revenue decreased $321 million, or 7 percent, to $4.6 billion driven by the sales and trading decline(K). Net DVA gains were $19 million, compared to $112 million in the year-ago quarter.

Fixed Income, Currencies and Commodities sales and trading revenue, excluding net DVA, decreased 7 percent from the year-ago quarter, due to declines in credit and mortgages, offset in part by record results in foreign exchange due to increased market volatility(L). Equities sales and trading revenue, excluding net DVA, was comparable to the year-ago quarter(J).

Noninterest expense of $3.1 billion increased $45 million from the year-ago quarter, as a reduction in revenue-related incentive compensation was more than offset by higher litigation expense.

Return on average allocated capital was 11 percent in the first quarter of 2015, down from 16 percent in the year-ago quarter, reflecting lower profitability and an increase in capital allocation.

Legacy Assets and Servicing (LAS)

	Three Months Ended
(Dollars in millions)	March 31 2015	December 31 2014	March 31 2014
Total revenue, net of interest expense, FTE basis	$914	$638	$686
Provision for credit losses	91	(113)	12
Noninterest expense[1]	1,201	1,364	7,401
Net loss	$(238)	$(382)	$(4,880)
Average loans and leases	32,411	33,772	38,104
At period-end
Loans and leases	$31,690	$33,055	$37,401
1 Noninterest expense includes litigation expense of $179 million, $256 million and $5.8 billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014.

Business Highlights

•
The number of 60+ days delinquent first mortgage loans serviced by LAS declined to 153,000 loans at the end of the first quarter of 2015, down 36,000 loans, or 19 percent, from the prior quarter and down 124,000 loans, or 45 percent, from the year-ago quarter.

•	Noninterest expense, excluding litigation, declined to $1.0 billion in the first quarter of 2015 from $1.1 billion in the fourth quarter of 2014 and $1.6 billion in the year-ago quarter(M).

Financial Overview

LAS reported a loss of $238 million for the first quarter of 2015, compared to a loss of $4.9 billion for the same period in 2014, driven by lower expenses, primarily litigation expense, and higher mortgage banking income.

Revenue increased $228 million from the first quarter of 2014 to $914 million, driven primarily by higher mortgage banking income due to improved MSR net of hedge results, and lower representations and warranty provision. These improvements were partially offset by lower servicing fees due to a smaller servicing portfolio.

Noninterest expense decreased $6.2 billion from the year-ago quarter to $1.2 billion primarily due to a decrease in litigation expense of $5.7 billion and lower default-related staffing and other default-related servicing expenses.

All Other1

	Three Months Ended
(Dollars in millions)	March 31 2015	December 31 2014	March 31 2014
Total revenue, net of interest expense, FTE basis[2]	$(352)	$(746)	$331
Provision for credit losses	(182)	(330)	(135)
Noninterest expense	1,504	481	1,718
Net loss	$(841)	$(374)	$(197)
Total average loans	167,758	183,091	217,392

[1]
All Other consists of ALM activities, equity investments, the international consumer card business, liquidating businesses and other ALM activities encompass the whole-loan residential mortgage portfolio and investment securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, the impact of certain allocation methodologies and accounting hedge ineffectiveness.

[2]
Revenue includes equity investment income (loss) of $1 million, $(36) million and $696 million for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively, and gains on sales of debt securities of $263 million, $161 million and $357 million for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

All Other reported a net loss of $841 million in the first quarter of 2015, compared to a net loss of $197 million for the same period a year ago, primarily due to declines in both net interest income and noninterest income, partially offset by lower noninterest expense.

Net interest income decreased $93 million from the year-ago quarter. Noninterest income decreased $590 million from the year-ago quarter, reflecting lower equity investment income and lower gains on sales of debt securities in the first quarter of 2015. The decline in equity investment income was driven by the sale of a portion of an equity investment in the year-ago quarter.

The benefit in the provision for credit losses increased $47 million from the first quarter of 2014 to $182 million, driven primarily by the impact of recoveries on sales of nonperforming loans.

Noninterest expense declined $214 million primarily as a result of lower litigation expense and infrastructure and support costs compared with the year-ago quarter. Income tax expense was a benefit of $833 million in the first quarter of 2015, compared to a benefit of $1.1 billion in the year-ago quarter.

Credit Quality

	Three Months Ended
(Dollars in millions)	March 31 2015	December 31 2014	March 31 2014
Provision for credit losses	$765	$219	$1,009
Net charge-offs[1]	1,194	879	1,388
Net charge-off ratio[1,2]	0.56%	0.40%	0.62%
Net charge-off ratio, excluding the PCI loan portfolio[2]	0.57	0.41	0.64
Net charge-off ratio, including PCI write-offs[2]	0.70	0.40	0.79
At period-end
Nonperforming loans, leases and foreclosed properties	$12,101	$12,629	$17,732
Nonperforming loans, leases and foreclosed properties ratio[3]	1.39%	1.45%	1.96%
Allowance for loan and lease losses	$13,676	$14,419	$16,618
Allowance for loan and lease losses ratio[4]	1.57%	1.65%	1.84%

[1]	Excludes write-offs of PCI loans of $288 million, $13 million and $391 million for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

[2]	Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.

[3]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans accounted for under the fair value option.

Credit quality continued to improve in the first quarter of 2015 with net charge-offs declining across most major portfolios when compared to the year-ago quarter. The balance of 30+ days performing delinquent loans, excluding fully insured loans, declined across all consumer portfolios from the year-ago quarter, remaining at record low levels in the U.S. credit card portfolio. Additionally, reservable criticized balances and nonperforming loans, leases and foreclosed properties were down 4 percent and 32 percent, respectively, from the year-ago period.

Net charge-offs were $1.2 billion in the first quarter of 2015, up from $879 million in the fourth quarter of 2014 and down from $1.4 billion in the first quarter of 2014. Adjusted for losses associated with the DoJ settlement previously reserved for and recoveries from nonperforming loan sales, net charge-offs declined $384 million, or 28 percent, from the first quarter of 2014 to $1.0 billion with the net charge-off ratio falling to 0.47 percent in the first quarter of 2015 from 0.62 percent in the year-ago quarter(B). The provision for credit losses decreased to $765 million in the first quarter of 2015 from $1.0 billion in the first quarter of 2014, driven primarily by credit quality improvement in the consumer card portfolio and lower reserve builds in commercial. During the first quarter of 2015, the reserve release was $429 million, compared to a reserve release of $379 million in the first quarter of 2014.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 2.82 times in the first quarter of 2015, compared with 2.95 times in the first quarter of 2014. The allowance to annualized net charge-off coverage ratio, excluding the purchased credit-impaired (PCI) portfolio, was 2.55 times and 2.58 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $12.1 billion at March 31, 2015, a decrease from $12.6 billion at December 31, 2014 and $17.7 billion at March 31, 2014.

Capital and Liquidity Management1,2,3

(Dollars in billions)	At March 31 2015	At December 31 2014
Basel 3 Transition (under standardized approach)
Common equity tier 1 capital - Basel 3	$155.4	$155.4
Risk-weighted assets	1,402.3	1,261.5
Common equity tier 1 capital ratio - Basel 3	11.1%	12.3%
Basel 3 Fully Phased-in (under standardized approach)[3]
Common equity tier 1 capital - Basel 3	$147.2	$141.2
Risk-weighted assets	1,427.7	1,415.3
Common equity tier 1 capital ratio - Basel 3	10.3%	10.0%

(Dollars in millions, except per share information)	At March 31 2015	At December 31 2014	At March 31 2014
Tangible common equity ratio[4]	7.5%	7.5%	7.0%
Total shareholders’ equity	$250,188	$243,471	$231,888
Common equity ratio	10.6%	10.7%	10.2%
Tangible book value per share[4]	$14.79	$14.43	$13.81
Book value per share	21.66	21.32	20.75

[1]	Regulatory capital ratios are preliminary.

[2]
On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital and tier 1 capital.

[3]
Basel 3 common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliations to GAAP financial measures, refer to page 18 of this press release. The company's fully phased-in Basel 3 estimates are based on its current understanding of the Standardized approach under the Basel 3 rules, assuming all relevant regulatory model approvals, except for the potential reduction to risk-weighted assets resulting from removal of the Comprehensive Risk Measure surcharge. For more information refer to Endnote (C) on page 13.

[4]	Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliations to GAAP financial measures, refer to pages 21-23 of this press release.

The common equity tier 1 capital ratio under the Basel 3 Standardized Transition approach was 11.1 percent at March 31, 2015 and 12.3 percent December 31, 2014.(N)

While the Basel 3 fully phased-in Standardized and fully phased-in Advanced approaches do not go into effect until 2018, the company is providing the following estimates for comparative purposes.

The estimated common equity tier 1 capital ratio under the Basel 3 Standardized approach on a fully phased-in basis was 10.3 percent at March 31, 2015, compared to 10.0 percent at December 31, 2014(C).

The estimated common equity tier 1 capital ratio under the Basel 3 Advanced approaches on a fully phased-in basis was 10.1 percent at March 31, 2015, compared to 9.6 percent at December 31, 2014(C).

At March 31, 2015, the estimated supplementary leverage ratio (SLR)(D) for the Bank Holding Company was approximately 6.3 percent, which exceeds the 5.0 percent minimum for bank holding companies, and the estimated SLR for the company's primary banking entity was approximately 7.1 percent at March 31, 2015, which exceeds the 6.0 percent required minimum.

At March 31, 2015, Global Excess Liquidity Sources totaled $478 billion, compared to $439 billion at December 31, 2014 and $427 billion at March 31, 2014. Time-to-required funding was 37 months at March 31, 2015, compared to 39 months at December 31, 2014 and 35 months at March 31, 2014(O). The Consolidated Liquidity Coverage Ratio at March 31, 2015 exceeds the required 2017 minimum(E).

Period-end common shares issued and outstanding were 10.52 billion at both March 31, 2015 and December 31, 2014, and 10.53 billion at March 31, 2014.

Tangible book value per share(F) was $14.79 at March 31, 2015, compared to $14.43 at December 31, 2014 and $13.81 at March 31, 2014. Book value per share was $21.66 at March 31, 2015, compared to $21.32 at December 31, 2014 and $20.75 at March 31, 2014.
------------------------------
End Notes

(A)
Noninterest expense excluding litigation and annual retirement-eligible incentive costs is a non-GAAP financial measure. Noninterest expense on a GAAP basis was $15.7 billion, $14.2 billion and $22.2 billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Noninterest expense excluding litigation and annual retirement-eligible incentive costs was $14.3 billion, $13.8 billion and $15.3 billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Litigation expense was $0.4 billion, $0.4 billion and $6.0 billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Annual retirement-eligible incentive costs were $1.0 billion for both the three months ended March 31, 2015 and 2014.

(B)
Net charge-offs adjusted for the impact of the DoJ settlement of ($230) million previously reserved for and recoveries from nonperforming loan sales of $40 million is a non-GAAP financial measure. On a GAAP basis, net charge-offs were $1.2 billion and the net charge-off ratio was 0.56 percent for the three months ended March 31, 2015. There was no impact to first quarter of 2014.

(C)
Basel 3 common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to page 18 of this press release. On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting Common Equity Tier 1 (CET1) capital and Tier 1 capital. Basel 3 Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology, but do not include the benefit of the removal of the surcharge applicable to the comprehensive risk measure. Our estimates under the Basel 3 Advanced approaches may be refined over time as a result of further rulemaking or clarification by U.S. banking regulators or as our understanding and interpretation of the rules evolve. The U.S. banking regulators have requested modifications to certain internal analytical models including the wholesale (e.g. commercial) and other credit models which would increase our risk-weighted assets and is estimated to negatively impact the CET1 ratio by approximately 100bps. We are currently working with the U.S. banking regulators in order to exit parallel run.

(D)
The supplementary leverage ratio is based on estimates from our current understanding of finalized rules issued by banking regulators on September 3, 2014. The estimated ratio is measured using quarter-end Tier 1 capital calculated under Basel 3 on a fully phased-in basis. The denominator is supplementary leverage exposure based on the daily average of the sum of on-balance sheet exposures less permitted Tier 1 deductions, as well as the simple average of certain off-balance sheet exposures, as of the end of each month in a quarter. Off-balance sheet exposures include lending commitments, letters of credit, OTC derivatives, repo-style transactions and margin loan commitments.

(E)	The Liquidity Coverage Ratio (LCR) estimates are based on our current understanding of the final U.S. LCR rules which were issued on September 3, 2014.

(F)
Tangible book value per share of common stock is a non-GAAP financial measure. Other companies may define or calculate this measure differently. Book value per share was $21.66 at March 31, 2015, compared to $21.32 at December 31, 2014 and $20.75 at March 31, 2014. For more information, refer to pages 21-23 of this press release.

(G)
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 21-23 of this press release. Net interest income on a GAAP basis was $9.5 billion, $9.6 billion and $10.1 billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Net interest income on an FTE basis excluding market-related adjustments represents a non-GAAP financial measure. Market-related adjustments of premium amortization expense and hedge ineffectiveness were ($0.5) billion, ($0.6) billion, and ($0.3) billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Total revenue, net of interest expense, on a GAAP basis was $21.2 billion, $18.7 billion and $22.6 billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

(H)
Revenue, net of interest expense, on an FTE basis, excluding market-related adjustments on the company's debt securities and hedge ineffectiveness and equity investment income; and noninterest income excluding net DVA and equity investment income, are non-GAAP financial measures. Total revenue, net of interest expense, on an FTE basis was $21.4 billion and $22.8 billion for the three months ended March 31, 2015 and 2014, respectively. Noninterest income was $11.8 billion and $12.5 billion for the three months ended March 31, 2015 and 2014, respectively. Market-related adjustments of premium amortization expense and hedge ineffectiveness were ($0.5) billion and ($0.3) billion for the three months ended March 31, 2015 and 2014, respectively. Net DVA gains were $19 million and $112 million for the three months ended March 31, 2015 and 2014, respectively. Equity investment income was $27 million and $784 million for the three months ended March 31, 2015 and 2014, respectively.

(I)	Rankings per Dealogic as of April 1, 2015.

(J)
Equities sales and trading revenue, excluding net DVA and FVA are non-GAAP financial measures. Equities net DVA gains were $15 million and $32 million for the three months ended March 31, 2015 and March 31, 2014, respectively and net DVA/FVA losses were $49 million for the three months ended December 31, 2014.

(K)
Global Markets revenue excluding net DVA, and net income excluding net DVA are non-GAAP financial measures. Net DVA gains were $19 million and $112 million for the three months ended March 31, 2015 and March 31, 2014, respectively.

(L)
FICC sales and trading revenue, excluding net DVA and FVA are non-GAAP financial measures. FICC net DVA gains were $4 million and $80 million for the three months ended March 31, 2015 and 2014, respectively and net DVA/FVA losses were $577 million for the three months ended December 31, 2014.

(M)
Legacy Assets and Servicing (LAS) noninterest expense, excluding litigation, is a non-GAAP financial measure. LAS noninterest expense was $1.2 billion, $1.4 billion and $7.4 billion for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively. LAS litigation expense was $0.2 billion, $0.3 billion and $5.8 billion in the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

(N)
The common equity tier 1 capital ratio at March 31, 2015 reflects the migration of the risk-weighted assets calculation from the general risk-based approach to the Basel 3 Standardized approach, and common equity tier 1 capital includes the 2015 phase-in of regulatory capital transition provisions.

(O)
Global Excess Liquidity Sources include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity from the bank or other regulated entities are subject to certain regulatory restrictions. Time-to-required funding (TTF) is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of Bank of America Corporation can be met using only its Global Excess Liquidity Sources without issuing debt or sourcing additional liquidity. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss first-quarter 2015 results in a conference call at 8:30 a.m. ET today.
The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international), and the conference ID is: 79795. Please dial in 10 minutes prior to the start of the call.
A replay will be available via webcast through the Bank of America Investor Relations website. A replay will also be available beginning at noon on April 15 through midnight, April 24 by telephone at 800.753.8546 (U.S.) or 1.402.220.0685 (international).

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 48 million consumer and small business relationships with approximately 4,800 retail financial centers and approximately 15,900 ATMs and award-winning online banking with 31 million active users and approximately 17 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-looking Statements
Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent Bank of America's current expectations, plans or forecasts of its future results and revenues, and future business and economic conditions more generally, and other matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of Bank of America's 2014 Annual Report on Form 10-K, and in any of Bank of America's subsequent Securities and Exchange Commission filings: the Company's ability to resolve representations and warranties repurchase and related claims and the chance that the Company could face related servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the possibility that final court approval of negotiated settlements is not obtained,including the possibility that all of the conditions necessary to obtain final approval of the BNY Mellon Settlement do not occur; the possibility that future representations and warranties losses may occur in excess of the Company's recorded liability and estimated range of possible loss for its representations and warranties exposures; the possibility that the Company may not collect mortgage insurance claims; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory proceedings, including the possibility that amounts may be in excess of the Company’s recorded liability and estimated range of possible losses for litigation exposures; the possibility that the European Commission will impose remedial measures in relation to its investigation of the Company's competitive practices; the possible outcome of LIBOR, other reference rate and foreign exchange inquiries and investigations; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company's exposures to such risks, including direct, indirect and operational; the impact of global interest rates, currency exchange rates and economic conditions; the impact on the Company's business, financial condition and results of operations of a potential higher interest rate environment; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company's assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements, including but not limited to, any GSIB surcharge; the possibility that our internal analytical models will not be approved by U.S. banking regulators; the possibility that our risk-weighted assets may increase as a result of modifications to our internal analytical models in connection with an exit of parallel run; the possible impact of Federal Reserve actions on the Company’s capital plans; the impact of implementation and compliance with new and evolving U.S. and international regulations, including but not limited to recovery and resolution planning requirements, the Volcker Rule, and derivatives regulations; the impact of the U.K. tax law change limiting how much NOLs can offset annual profit; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks; and other similar matters.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.

www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	First Quarter 2015	Fourth Quarter 2014	First Quarter 2014

Net interest income	$9,451	$9,635	$10,085
Noninterest income	11,751	9,090	12,481
Total revenue, net of interest expense	21,202	18,725	22,566
Provision for credit losses	765	219	1,009
Noninterest expense	15,695	14,196	22,238
Income (loss) before income taxes	4,742	4,310	(681)
Income tax expense (benefit)	1,385	1,260	(405)
Net income (loss)	$3,357	$3,050	$(276)
Preferred stock dividends	382	312	238
Net income (loss) applicable to common shareholders	$2,975	$2,738	$(514)

Common shares issued	3,859	648	24,925
Average common shares issued and outstanding	10,518,790	10,516,334	10,560,518
Average diluted common shares issued and outstanding (1)	11,266,511	11,273,773	10,560,518

Summary Average Balance Sheet
Total debt securities	$383,120	$371,014	$329,711
Total loans and leases	872,393	884,733	919,482
Total earning assets	1,804,399	1,802,121	1,803,297
Total assets	2,138,574	2,137,551	2,139,266
Total deposits	1,130,725	1,122,514	1,118,177
Common shareholders' equity	225,357	224,479	223,207
Total shareholders' equity	245,744	243,454	236,559

Performance Ratios
Return on average assets	0.64%	0.57%	n/m
Return on average tangible common shareholders' equity (2)	7.88	7.15	n/m

Per common share information
Earnings (loss)	$0.28	$0.26	$(0.05)
Diluted earnings (loss) (1)	0.27	0.25	(0.05)
Dividends paid	0.05	0.05	0.01
Book value	21.66	21.32	20.75
Tangible book value (2)	14.79	14.43	13.81

	March 31 2015	December 31 2014	March 31 2014
Summary Period-End Balance Sheet
Total debt securities	$383,989	$380,461	$340,696
Total loans and leases	877,956	881,391	916,217
Total earning assets	1,800,796	1,768,431	1,812,832
Total assets	2,143,545	2,104,534	2,149,851
Total deposits	1,153,168	1,118,936	1,133,650
Common shareholders' equity	227,915	224,162	218,536
Total shareholders' equity	250,188	243,471	231,888
Common shares issued and outstanding	10,520,401	10,516,542	10,530,045

Credit Quality	First Quarter 2015	Fourth Quarter 2014	First Quarter 2014

Total net charge-offs	$1,194	$879	$1,388
Net charge-offs as a percentage of average loans and leases outstanding (3)	0.56%	0.40%	0.62%
Provision for credit losses	$765	$219	$1,009

	March 31 2015	December 31 2014	March 31 2014

Total nonperforming loans, leases and foreclosed properties (4)	$12,101	$12,629	$17,732
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (3)	1.39%	1.45%	1.96%
Allowance for loan and lease losses	$13,676	$14,419	$16,618
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (3)	1.57%	1.65%	1.84%

For footnotes, see page 18.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions)
	Basel 3 Standardized Transition
Capital Management	March 31 2015	December 31 2014	March 31 2014

Risk-based capital metrics (5, 6):
Common equity tier 1 capital	$155,438	$155,361	$150,922
Common equity tier 1 capital ratio	11.1%	12.3%	11.8%
Tier 1 leverage ratio	8.4	8.2	7.4

Tangible equity ratio (7)	8.6	8.4	7.6
Tangible common equity ratio (7)	7.5	7.5	7.0

Regulatory Capital Reconciliations (5, 8)	March 31 2015	December 31 2014
Regulatory capital – Basel 3 transition to fully phased-in
Common equity tier 1 capital (transition) (6)	$155,438	$155,361
Deferred tax assets arising from net operating loss and tax credit carryforwards phased in during transition	(6,031)	(8,905)
DVA related to liabilities and derivatives phased in during transition	498	925
Defined benefit pension fund assets phased in during transition	(459)	(599)
Other adjustments and deductions phased in during transition	(2,247)	(5,565)
Common equity tier 1 capital (fully phased-in)	$147,199	$141,217

Risk-weighted assets – As reported to Basel 3 (fully phased-in)
As reported risk-weighted assets (6)	$1,402,309	$1,261,544
Change in risk-weighted assets from reported to fully phased-in	25,394	153,722
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	1,427,703	1,415,266
Change in risk-weighted assets for advanced models	33,204	50,213
Basel 3 Advanced approaches risk-weighted assets (fully phased-in)	$1,460,907	$1,465,479

Regulatory capital ratios
Basel 3 Standardized approach Common equity tier 1 (transition) (6)	11.1%	12.3%
Basel 3 Standardized approach Common equity tier 1 (fully phased-in)	10.3	10.0
Basel 3 Advanced approaches Common equity tier 1 (fully phased-in)	10.1	9.6

(1)
The diluted earnings (loss) per common share excludes the effect of any equity instruments that are antidilutive to earnings per share. There were no potential common shares that were dilutive in the first quarter of 2014 because of the net loss applicable to common shareholders.

(2)
Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 21-23.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Regulatory capital ratios are preliminary.

(6)
Common equity tier 1 capital ratio at March 31, 2015 reflects the migration of the risk-weighted assets calculation from the general risk-based approach to the Basel 3 Standardized approach, and Common equity tier 1 capital includes the 2015 phase-in of regulatory capital transition provisions.

(7)
Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 21-23.

(8)
Basel 3 Common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliations to GAAP financial measures, see above. The Corporation’s fully phased-in Basel 3 estimates and the supplementary leverage ratio are based on its current understanding of the Standardized and Advanced approaches under the Basel 3 rules. Under the Basel 3 Advanced approaches, risk-weighted assets are determined primarily for market risk and credit risk, similar to the Standardized approach, and also incorporate operational risk. Market risk capital measurements are consistent with the Standardized approach, except for securitization exposures, where the Supervisory Formula Approach is also permitted, and certain differences arising from the inclusion of the CVA capital charge in the credit risk capital measurement. Credit risk exposures are measured using internal ratings-based models to determine the applicable risk weight by estimating the probability of default, loss given default and, in certain instances, exposure at default. The internal analytical models primarily rely on internal historical default and loss experience. The calculations under Basel 3 require management to make estimates, assumptions and interpretations, including the probability of future events based on historical experience. Actual results could differ from those estimates and assumptions. These estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology, but do not include the benefit of the removal of the surcharge applicable to the comprehensive risk measure. Our estimates under the Basel 3 Advanced approaches may be refined over time as a result of further rulemaking or clarification by U.S. banking regulators or as our understanding and interpretation of the rules evolve. The U.S. banking regulators have requested modifications to certain internal analytical models including the wholesale (e.g., commercial) and other credit models which would increase our risk-weighted assets and is estimated to negatively impact the Common equity tier 1 capital ratio by approximately 100 bps. We are currently working with the U.S. banking regulators in order to exit parallel run.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	First Quarter 2015
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,450	$4,517	$4,289	$4,603	$914	$(352)
Provision for credit losses	716	23	96	21	91	(182)
Noninterest expense	4,389	3,459	2,022	3,120	1,201	1,504
Net income (loss)	1,475	651	1,365	945	(238)	(841)
Return on average allocated capital (2)	21%	22%	16%	11%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$199,581	$126,129	$289,524	$56,990	$32,411	$167,758
Total deposits	531,365	243,561	289,935	n/m	n/m	19,405
Allocated capital (2)	29,000	12,000	35,000	35,000	24,000	n/m
Period end
Total loans and leases	$200,153	$127,556	$295,653	$63,019	$31,690	$159,885
Total deposits	549,489	244,080	293,846	n/m	n/m	19,467

	Fourth Quarter 2014
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,759	$4,602	$4,332	$2,370	$638	$(746)
Provision for credit losses	653	14	(31)	26	(113)	(330)
Noninterest expense	4,409	3,440	2,002	2,500	1,364	481
Net income (loss)	1,661	706	1,511	(72)	(382)	(374)
Return on average allocated capital (2)	22%	23%	18%	n/m	n/m	n/m
Balance Sheet
Average
Total loans and leases	$199,215	$123,544	$287,017	$58,094	$33,772	$183,091
Total deposits	517,580	238,835	296,205	n/m	n/m	22,163
Allocated capital (2)	30,000	12,000	33,500	34,000	17,000	n/m
Period end
Total loans and leases	$202,000	$125,431	$288,905	$59,388	$33,055	$172,612
Total deposits	524,413	245,391	283,191	n/m	n/m	19,242

	First Quarter 2014
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,651	$4,547	$4,535	$5,017	$686	$331
Provision for credit losses	809	23	281	19	12	(135)
Noninterest expense	4,495	3,359	2,190	3,075	7,401	1,718
Net income (loss)	1,468	729	1,291	1,313	(4,880)	(197)
Return on average allocated capital (2)	20%	25%	16%	16%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$196,425	$115,945	$287,920	$63,696	$38,104	$217,392
Total deposits	504,849	242,792	285,594	n/m	n/m	34,981
Allocated capital (2)	30,000	12,000	33,500	34,000	17,000	n/m
Period end
Total loans and leases	$194,676	$116,482	$289,645	$64,598	$37,401	$213,415
Total deposits	521,453	244,051	286,285	n/m	n/m	34,854

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 21-23.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	First Quarter 2015	Fourth Quarter 2014	First Quarter 2014

Net interest income	$9,670	$9,865	$10,286
Total revenue, net of interest expense	21,421	18,955	22,767
Net interest yield	2.17%	2.18%	2.29%
Efficiency ratio	73.27	74.90	97.68

Other Data	March 31 2015	December 31 2014	March 31 2014
Number of financial centers - U.S.	4,835	4,855	5,095
Number of branded ATMs - U.S.	15,915	15,838	16,214
Ending full-time equivalent employees	219,658	223,715	238,560

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 21-23.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

In addition, the Corporation evaluates its business segment results based on measures that utilize average allocated capital. The Corporation allocates capital to its business segments using a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return both represent non-GAAP financial measures. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, business segment exposures and risk profile, regulatory constraints and strategic plans. As part of this process, in the first quarter of 2015, the Corporation adjusted the amount of capital being allocated to its business segments. This change resulted in no change of the unallocated capital, which is reflected in All Other, and an aggregate increase to the amount of capital being allocated to the business segments. Prior periods were not restated.

See the tables below and on pages 22-23 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	First Quarter 2015	Fourth Quarter 2014	First Quarter 2014

Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis
Net interest income	$9,451	$9,635	$10,085
Fully taxable-equivalent adjustment	219	230	201
Net interest income on a fully taxable-equivalent basis	$9,670	$9,865	$10,286

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis
Total revenue, net of interest expense	$21,202	$18,725	$22,566
Fully taxable-equivalent adjustment	219	230	201
Total revenue, net of interest expense on a fully taxable-equivalent basis	$21,421	$18,955	$22,767

Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis
Income tax expense (benefit)	$1,385	$1,260	$(405)
Fully taxable-equivalent adjustment	219	230	201
Income tax expense (benefit) on a fully taxable-equivalent basis	$1,604	$1,490	$(204)

Reconciliation of average common shareholders' equity to average tangible common shareholders' equity
Common shareholders' equity	$225,357	$224,479	$223,207
Goodwill	(69,776)	(69,782)	(69,842)
Intangible assets (excluding mortgage servicing rights)	(4,518)	(4,747)	(5,474)
Related deferred tax liabilities	1,959	2,019	2,165
Tangible common shareholders' equity	$153,022	$151,969	$150,056

Reconciliation of average shareholders' equity to average tangible shareholders' equity
Shareholders' equity	$245,744	$243,454	$236,559
Goodwill	(69,776)	(69,782)	(69,842)
Intangible assets (excluding mortgage servicing rights)	(4,518)	(4,747)	(5,474)
Related deferred tax liabilities	1,959	2,019	2,165
Tangible shareholders' equity	$173,409	$170,944	$163,408

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions, except per share data; shares in thousands)
	First Quarter 2015	Fourth Quarter 2014	First Quarter 2014

Reconciliation of period-end common shareholders' equity to period-end tangible common shareholders' equity
Common shareholders' equity	$227,915	$224,162	$218,536
Goodwill	(69,776)	(69,777)	(69,842)
Intangible assets (excluding mortgage servicing rights)	(4,391)	(4,612)	(5,337)
Related deferred tax liabilities	1,900	1,960	2,100
Tangible common shareholders' equity	$155,648	$151,733	$145,457

Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity
Shareholders' equity	$250,188	$243,471	$231,888
Goodwill	(69,776)	(69,777)	(69,842)
Intangible assets (excluding mortgage servicing rights)	(4,391)	(4,612)	(5,337)
Related deferred tax liabilities	1,900	1,960	2,100
Tangible shareholders' equity	$177,921	$171,042	$158,809

Reconciliation of period-end assets to period-end tangible assets
Assets	$2,143,545	$2,104,534	$2,149,851
Goodwill	(69,776)	(69,777)	(69,842)
Intangible assets (excluding mortgage servicing rights)	(4,391)	(4,612)	(5,337)
Related deferred tax liabilities	1,900	1,960	2,100
Tangible assets	$2,071,278	$2,032,105	$2,076,772

Book value per share of common stock
Common shareholders' equity	$227,915	$224,162	$218,536
Ending common shares issued and outstanding	10,520,401	10,516,542	10,530,045
Book value per share of common stock	$21.66	$21.32	$20.75

Tangible book value per share of common stock
Tangible common shareholders' equity	$155,648	$151,733	$145,457
Ending common shares issued and outstanding	10,520,401	10,516,542	10,530,045
Tangible book value per share of common stock	$14.79	$14.43	$13.81

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	First Quarter 2015	Fourth Quarter 2014	First Quarter 2014

Reconciliation of return on average allocated capital (1)

Consumer Banking
Reported net income	$1,475	$1,661	$1,468
Adjustment related to intangibles (2)	1	1	1
Adjusted net income	$1,476	$1,662	$1,469

Average allocated equity (3)	$59,348	$60,367	$60,417
Adjustment related to goodwill and a percentage of intangibles	(30,348)	(30,367)	(30,417)
Average allocated capital	$29,000	$30,000	$30,000

Global Wealth & Investment Management
Reported net income	$651	$706	$729
Adjustment related to intangibles (2)	3	4	3
Adjusted net income	$654	$710	$732

Average allocated equity (3)	$22,168	$22,186	$22,243
Adjustment related to goodwill and a percentage of intangibles	(10,168)	(10,186)	(10,243)
Average allocated capital	$12,000	$12,000	$12,000

Global Banking
Reported net income	$1,365	$1,511	$1,291
Adjustment related to intangibles (2)	—	—	1
Adjusted net income	$1,365	$1,511	$1,292

Average allocated equity (3)	$58,944	$57,446	$57,453
Adjustment related to goodwill and a percentage of intangibles	(23,944)	(23,946)	(23,953)
Average allocated capital	$35,000	$33,500	$33,500

Global Markets
Reported net income (loss)	$945	$(72)	$1,313
Adjustment related to intangibles (2)	2	3	2
Adjusted net income (loss)	$947	$(69)	$1,315

Average allocated equity (3)	$40,364	$39,369	$39,377
Adjustment related to goodwill and a percentage of intangibles	(5,364)	(5,369)	(5,377)
Average allocated capital	$35,000	$34,000	$34,000

(1)	There are no adjustments to reported net income (loss) or average allocated equity for Legacy Assets & Servicing.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

(3)	Average allocated equity is comprised of average allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the business segment.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.